                                                                    EXHIBIT 11.1

                         FHP INTERNATIONAL CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

                                                       YEARS ENDED JUNE 30,
                                                   ----------------------------
                                                    1995       1994      1993
                                                   -------    -------   -------
                                                      (AMOUNTS IN THOUSANDS,
                                                      EXCEPT PER SHARE DATA)
Primary earnings per share attributable to Common
Stock:
 Net income attributable to Common Stock.........  $11,955    $58,278   $44,166
                                                   =======    =======   =======
 Weighted average number of common shares and
   common share equivalents:
    Common Stock.................................   40,665     33,285    32,644
    Assumed exercise of options..................      392        766       626
                                                   -------    -------   -------
      Total shares...............................   41,057     34,051    33,270
                                                   =======    =======   =======
 Primary earnings per share attributable to
   Common Stock..................................  $  0.29    $  1.71   $  1.33
                                                   =======    =======   =======
Fully diluted earnings per share:
  Net income.....................................  $37,292    $59,310   $44,166
                                                   =======    =======   =======
 Weighted average number of common shares and
   common share equivalents:
    Common Stock.................................   57,626     33,951    32,644
    Assumed exercise of options..................      392        766       943
                                                   -------    -------   -------
      Total shares, assuming full dilution.......   58,018     34,717    33,587
                                                   =======    =======   =======
Fully diluted earnings per share.................  $  0.64(1) $  1.71   $  1.31
                                                   =======    =======   =======

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(1) This computation is submitted in accordance with Regulation S-K, Item
    601(b)(11), although it is contrary to paragraph 40 of Accounting Principles Board Opinion No. 15 because it produces an anti-dilutive result in fiscal year 1995.